                                                                  EXHIBIT (c)(1)



                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                  June 2, 1997

                                      among

                                  ACORDIA, INC.

                        ANTHEM INSURANCE COMPANIES, INC.

                                       and

                             AICI ACQUISITION CORP.

                               TABLE OF CONTENTS*

                                                                          PAGE
                                                                          ----
                                    ARTICLE I
                                    THE OFFER

SECTION    1.01   The Offer..........................................       1
           1.02   Company Action.....................................       2


                                   ARTICLE II
                                   THE MERGER

SECTION    2.01   The Merger.........................................       3
           2.02   Conversion of Shares...............................       4
           2.03   Surrender and Payment..............................       4
           2.04   Dissenting Shares..................................       5
           2.05   Stock Options and Purchase Rights..................       5
           2.06   Stock Purchase Warrants............................       6

                                   ARTICLE III
                            THE SURVIVING CORPORATION

SECTION    3.01   Certificate of Incorporation.......................       6
           3.02   Bylaws.............................................       6
           3.03   Directors and Officers.............................       6


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY


SECTION    4.01   Corporate Existence and Power......................       7
           4.02   Corporate Authorization............................       7
           4.03   Governmental Authorization.........................       7
           4.04   Non-Contravention..................................       7
           4.05   Capitalization.....................................       8
           4.06   Subsidiaries.......................................       8
           4.07   SEC Filings........................................       9


--------
*     The Table of Contents is not part of this Agreement.

           4.08   Financial Statements...............................       9
           4.09   Finders' Fees......................................       9


                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND PURCHASER

SECTION    5.01   Corporate Existence and Power......................      10
           5.02   Corporate Authorization............................      10
           5.03   Governmental Authorization.........................      10
           5.04   Non-Contravention..................................      10
           5.05   Finders' Fees......................................      10
           5.06   Financing..........................................      11


                                   ARTICLE VI
                            COVENANTS OF THE COMPANY

SECTION    6.01   Conduct of the Company.............................      11
           6.02   Stockholders' Meeting; Proxy Material..............      11
           6.03   Disclosure Documents...............................      12
           6.04   Access to Information..............................      12
           6.05   Other Offers.......................................      13


                                   ARTICLE VII
                        COVENANTS OF PARENT AND PURCHASER

SECTION    7.01   Confidentiality....................................      13
           7.02   Obligations of Purchaser...........................      14
           7.03   Voting of Shares...................................      14
           7.04   Disclosure Documents...............................      14


                                  ARTICLE VIII
                         COVENANTS OF PARENT, PURCHASER
                                 AND THE COMPANY

SECTION    8.01   Reasonable Efforts.................................      15
           8.02   Certain Filings....................................      15
           8.03   Public Announcements...............................      15
           8.04   Further Assurances.................................      15
           8.05   Notices of Certain Events..........................      15
           8.06   Directors' and Officers' Indemnification and Insurance   16

           8.07   Form of Merger.....................................      17


                                   ARTICLE IX
                            CONDITIONS TO THE MERGER

SECTION    9.01   Conditions to the Obligations of Each Party........      17
           9.02   Condition to the Obligations of Parent and Purchaser
18


                                    ARTICLE X
                                   TERMINATION

SECTION    10.01  Termination........................................      18
           10.02  Effect of Termination..............................      20


                                   ARTICLE XI
                                  MISCELLANEOUS

SECTION    11.01  Notices............................................      20
           11.02  Survival of Representations and Warranties.........      21
           11.03  Amendments; No Waivers.............................      21
           11.04  Expenses...........................................      22
           11.05  Successors and Assigns.............................      22
           11.06  Governing Law......................................      22
           11.07  Counterparts; Effectiveness........................      22


Annex I  -  Conditions to the Offer

                          AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER dated as of June 2, 1997 among Acordia, Inc., a Delaware corporation (the "Company"), Anthem Insurance Companies, Inc., an Indiana mutual insurance company ("Parent"), and AICI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser").


                      The parties hereto agree as follows:


                                    ARTICLE 1

                                    THE OFFER

            SECTION 1.01. The Offer. (a) Provided that none of the events set forth in Annex I hereto shall have occurred or be existing, Purchaser shall, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, commence an offer (the "Offer") to purchase any and all of the outstanding shares of common stock, $1.00 par value (the "Shares"), of the Company at a price of $40.00 per Share, net to the seller in cash. The Offer shall be subject to the condition that at least a majority of the then issued and outstanding Shares, other than Shares owned by Purchaser, Parent, Parent's other subsidiaries and Parent's executive officers and directors, shall have been validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn (the "Minimum Tender Condition") and to the other conditions set forth in Annex I hereto. Purchaser expressly reserves the right to waive the Minimum Tender Condition or any of the other conditions to the Offer, to increase the price per Share payable in the Offer and to make any other change in the terms or conditions of the Offer; provided that (i) Parent shall not waive the Minimum Tender Condition without the consent of a majority of the Independent Directors (as defined below) and (ii) without the consent of a majority of the Independent Directors, the Purchaser shall not make any change in the terms or conditions of the Offer which (A) changes the form of consideration to be paid or (B) decreases the price per Share payable in the Offer or (C) reduces the maximum number of Shares to be purchased in the Offer or (D) imposes conditions to the Offer in addition to those set forth in Annex I hereto or (E) extends the expiration date of the Offer (except as required by law or the applicable rules and regulations of the SEC and except that the expiration date of the Offer may be extended for up to forty (40) business days in the aggregate in the event any condition to the Offer is not satisfied) or (F) amends any term of the Offer in any manner materially adverse to holders of Shares.

            (b) As soon as practicable on the date of commencement of the Offer, Parent and the Purchaser shall file with the SEC (as defined in Section 4.07) with respect to the Offer, a Tender Offer Statement on Schedule 14D-l and a Transaction Statement on Schedule 13E-3 which will contain the offer to purchase, the information required by Rule 13e-3 under the Exchange Act (as defined in Section 4.03), the form of the related letter of transmittal and an amendment to Parent's Schedule 13D (together with any supplements or amendments thereto, collectively the "Offer Documents"). Parent, the Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have been found to be or become false or misleading in any material respect. Parent and the Purchaser agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company, the Special Committee (as defined herein) and their respective counsel, shall be given an opportunity to review and comment on the Schedule 14D-l and the Schedule 13E-3 prior to the filing thereof with the SEC. Parent and the Purchaser shall provide the Company, the Special Committee and their respective counsel, a copy of any written comments or telephonic notification of any verbal comments Parent or the Purchaser may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof and shall provide the Company, the Special Committee and their respective counsel with a copy of any written responses thereto and telephonic notification of any verbal responses thereto of Parent or the Purchaser or their counsel.

            SECTION 1.02. Company Action. (a) The Company hereby consents to the Offer and represents that its Board of Directors (with Messrs. Lytle, Sheridan, Houser and Smith abstaining), at a meeting duly called and held and acting on the unanimous recommendation of a special committee of the Board of Directors of the Company comprised entirely of non-management independent directors (the "Special Committee"), has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.01), are fair to and in the best interest of the Company's stockholders, excluding with respect to such determination the Purchaser, Parent and Parent's other subsidiaries; (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders; provided, that such recommendation may be withdrawn, modified or amended to the extent the Board of Directors of the Company deems it necessary to do so in the exercise of its fiduciary obligations to the Company's stockholders after being so advised by counsel. The Company further represents that the Special Committee's investment banker has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares, excluding the Purchaser, Parent and Parent's other subsidiaries, from a financial point of view. The Company will promptly furnish Parent and Purchaser with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct in all material respects as of the most recent practicable date, and will provide to Parent and Purchaser such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent and Purchaser may reasonably request, from time to time in connection with the Offer.

            (b) As soon as practicable on the day that the Offer is commenced the Company will file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") which shall reflect the recommendations of the Company's Special

Committee and Board of Directors referred to above. The Company, Parent and Purchaser each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have been found to be or become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, other than the Purchaser, Parent and Parent's other subsidiaries, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser and their counsel shall be given an opportunity to review and comment on the
Schedule 14D-9 prior to its being filed with the SEC.

            (c) Until the Effective Time, the parties hereto agree to take all action reasonably necessary to ensure that the Company's directors shall include at least two directors who currently members of the Special Committee (the "Independent Directors"); provided, however, that, if the number of Independent Directors shall be reduced below two for any reason, the parties hereto agree to take all action reasonably necessary to enable the remaining Independent Director to designate a person who is not an officer, director, designee, employee or affiliate of Parent or the Purchaser to fill such vacancy and such person shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the parties hereto agree to take all action reasonably necessary to ensure that two persons are designated to fill such vacancies who shall not be officers, directors, designees, employees or affiliates of Parent or the Purchaser, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.


                                   ARTICLE II

                                   THE MERGER

            SECTION 2.01. The Merger. (a) At the Effective Time, the Purchaser shall be merged (the "Merger") with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), whereupon the separate existence of Purchaser shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

            (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Purchaser will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time").

            (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Purchaser, all as provided under Delaware Law.

            SECTION 2.02.  Conversion of Shares.  At the Effective Time:

                  (a) each Share held by the Company as treasury stock or owned by Purchaser, Parent or any of Parent's other subsidiaries immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto;

                  (b) each issued and outstanding share of common stock of
            Purchaser outstanding immediately prior to the Effective Time shall be converted into and become that number of shares of common stock of the Surviving Corporation that equals the number of shares of common stock of the Company issued and outstanding immediately prior to the Effective Time divided by the number of shares of common stock of Purchaser issued and outstanding immediately prior to the Effective Time; and

                  (c) each Share outstanding immediately prior to the Effective
            Time shall, except as otherwise provided in Section 2.02(a) or as provided in Section 2.04 with respect to Dissenting Shares (as defined herein), be converted into the right to receive $40.00 in cash, without interest (the "Merger Consideration").

            SECTION 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent who shall be reasonably acceptable to the Special Committee (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Parent will make available to the Exchange Agent the entire Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

            (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

            (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

            (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

            (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

            (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Dissenting Shares (as defined below) for which appraisal rights have been perfected shall be returned to Parent, upon demand.

            SECTION 2.04. Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Surviving Corporation shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Surviving Corporation shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

            SECTION 2.05. Stock Options and Purchase Rights. As soon as practicable following the date of this Agreement, upon the written request of the Purchaser, the Company (or, if appropriate, any committee administering any stock option or compensation plan or arrangement) and the Purchaser shall take such actions as are reasonably required (including, if necessary, the provision of funds by the Purchaser to the Company) to provide that at the earlier of the purchase of Shares pursuant to the Offer and the Effective Time, each holder of a then outstanding stock option and/or right to purchase Shares granted under any stock option or compensation plan or arrangement of the Company, whether or not then exercisable, shall, upon surrender thereof to the Company or its designee, receive from the Company the difference between the Merger Consideration and the exercise price per Share for the Shares covered by such option or right, net of any applicable tax withholding. The holders of such stock options or rights shall be entitled to enforce this Section 2.05 against the Company, the Surviving Corporation and the Purchaser.

            SECTION 2.06. Stock Purchase Warrants. As soon as practicable following the date of this Agreement, upon the written request of the Purchaser, the Company and the Purchaser shall take such actions as are reasonably required (including, if necessary, the provision of funds by the Purchaser to the Company) to provide that at the earlier of the purchase of Shares pursuant to the Offer and the Effective Time, the holder of each outstanding warrant to purchase Shares granted under that certain Warrant Subscription Agreement by and between the Company and First Chicago Trust Company dated as of October 1, 1993 (each, a "Warrant" and, collectively, the "Warrants") shall, upon surrender thereof to the Company or its designee, receive from the Company the difference between the Merger Consideration and the exercise price per Share for the Shares covered by such Warrant, net of any applicable tax withholding. The holders of such Warrants shall be entitled to enforce this Section 2.06 against the Company, the Surviving Company and the Purchaser.


                                   ARTICLE III

                            THE SURVIVING CORPORATION

            SECTION 3.01. Certificate of Incorporation. Subject to Section 8.06 hereof, the certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

            SECTION 3.02. Bylaws. Subject to Section 8.06 hereof, the bylaws of Purchaser in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

            SECTION 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

            The Company represents and warrants to Parent and Purchaser that:

            SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means an effect that is materially adverse to the condition (financial or otherwise), business, assets or results of operations of the Company and the Subsidiaries (as defined in Section 4.06) taken as a whole. The Company has heretofore made available to Parent and Purchaser true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

            SECTION 4.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company.

            SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Law and (ii) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act").

            SECTION 4.04. Non-Contravention. Except as set forth on Schedule
4.04 and without giving effect to any change in the form of the Merger as permitted by Section 8.07, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except, in the case of clauses (ii), (iii) and (iv), for such exceptions which would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

            SECTION 4.05. Capitalization. The authorized capital stock of the Company consists of ten million (10,000,000) shares of Preferred Stock, with no par value, and one hundred million (100,000,000) shares of Common Stock, par value $1.00 per share. As of May 1, 1997, there were outstanding (a) no shares of Preferred Stock and 13,005,106 shares of Common Stock, (b) stock options and rights to purchase an aggregate of 1,396,086 Shares (of which options and rights to purchase an aggregate of 857,825 Shares were exercisable) and (c) Warrants to purchase an aggregate of 1,500,000 Shares. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since May 1, 1997, resulting from the exercise of stock options, rights or Warrants outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

            SECTION 4.06. Subsidiaries. (a) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. All Subsidiaries and their respective jurisdictions of incorporation are identified in Exhibit 21 to the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company 10-K").

            (b) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is, unless otherwise required by applicable law, owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

            SECTION 4.07. SEC Filings. (a) The Company has made available to Parent (i) the annual reports on Form 10-K for its fiscal years ended December 31, 1996, 1995 and 1994, (ii) its quarterly report on Form l0-Q for its fiscal quarter ended March 31, 1997, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1994 and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since December 31, 1996.

            (b) As of its filing date, each such report, statement or schedule filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            (c) Since December 31, 1996, the Company has not filed any registration statements pursuant to the Securities Act of 1933.

            SECTION 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual report on Form 10-K and the quarterly report on Form 10-Q referred to in Section 4.07 fairly present, in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of notes thereto in the case of any unaudited interim financial statements).

            SECTION 4.09. Finders' Fees. Except for Alex Brown & Company, a copy of whose engagement agreement has been provided to Parent and Purchaser, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary or the Special Committee, or any other committee of the Board of Directors of the Company or any Subsidiary, and which might be entitled to any fee or commission from Purchaser, Parent or any of Parent's other subsidiaries upon consummation of the transactions contemplated by this Agreement.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND PURCHASER

            Parent and Purchaser jointly and severally represent and warrant to the Company that:

            SECTION 5.01. Corporate Existence and Power. Parent is a mutual insurance company duly organized under the laws of the State of Indiana, Purchaser is a corporation duly organized under the laws of the State of Delaware, and each of them is validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, Purchaser has not engaged in any activities other than in connection with or as contemplated by this Agreement.

            SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby are within the corporate powers of Parent and Purchaser and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent and Purchaser.

            SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Law, (ii) compliance with any applicable requirements of the Exchange Act and (iii) the filing of a Form D with, and the approval thereof by, the Indiana Insurance Commissioner.

            SECTION 5.04. Non-Contravention. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby do not and will not
(i) contravene or conflict with the articles or certificate of incorporation or bylaws of Parent and Purchaser, (ii) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Parent and Purchaser, or
(iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Purchaser or to a loss of any benefit to which Parent or Purchaser is entitled under any agreement, contract or other instrument binding upon Parent or Purchaser.

            SECTION 5.05. Finders' Fees. Except for Credit Suisse First Boston Corporation, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

            SECTION 5.06. Financing. Parent has or will have available, prior to the expiration of the Offer, and will provide to Purchaser on a timely basis, sufficient funds to enable Purchaser to consummate the Offer, the Merger and the other transactions contemplated hereby and to pay all related fees and expenses.


                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

            The Company agrees that:

            SECTION 6.01. Conduct of the Company. From the date hereof until the Effective Time, except as set forth on Schedule 6.01 attached hereto, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

                  (a) the Company will not adopt or propose any change in its certificate of incorporation or bylaws;

                  (b) the Company will not, and will not permit any Subsidiary to, (i) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at or as of any time prior to the Effective Time or
            (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and

                  (c) the Company will not, and will not permit any Subsidiary to, (i) take or agree or commit to take any action that would cause any of the conditions to the Offer set forth in Annex I hereto not to be satisfied or (ii) omit or agree or commit to omit to take any action necessary to cause any of the conditions to the Offer set forth in Annex I hereto to be satisfied.

            SECTION 6.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger and the transactions contemplated by the Purchase Agreement, unless a vote of stockholders of the Company is not required by Delaware Law. The Directors of the Company shall, subject to their fiduciary duties as advised by counsel, recommend approval and adoption by the Company's stockholders of this Agreement and the Merger and the transactions contemplated by the Purchase Agreement. In connection with such meeting, the Company (i) will promptly prepare and file with the SEC, will use its reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) will use its reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement, and (iii) will otherwise comply with all legal requirements applicable to such meeting.

            SECTION 6.03. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

            (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The obligations of the Company contained in this Section 6.03(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Purchaser specifically for use therein.

            (c) The information with respect to the Company or any Subsidiary that the Company furnishes to Parent or Purchaser in writing specifically for use in the Offer Documents will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            SECTION 6.04. Access to Information. From the date hereof until the Effective Time, the Company will give Parent and Purchaser, their counsel, financial advisors, auditors and other authorized representatives full access during normal business hours and without disrupting the orderly conduct of business by the Company and its Subsidiaries to the offices, properties, books and records of the Company and the Subsidiaries, will furnish to Parent and Purchaser, their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Parent and Purchaser in their investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent and Purchaser hereunder.

            SECTION 6.05. Other Offers. From the date hereof until the termination hereof, the Company and its Subsidiaries will not, and the Company shall use reasonable efforts to cause the officers, directors, employees or other agents of the Company and the Subsidiaries not to, directly or indirectly,
(i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by counsel to the Company, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person that may be considering making, or has made, an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company, the Company's directors or the Special Committee from furnishing nonpublic information to, or affording access to the properties, books or records of the Company or any Subsidiary to, or entering into discussions or an agreement with, any Person in connection with an unsolicited Acquisition Proposal by such Person or recommending an unsolicited Acquisition Proposal to the stockholders of the Company, if and only to the extent that (1) the Company's directors or the Special Committee, as the case may be, determine in good faith after consultation with outside legal counsel that such action is necessary to comply with their fiduciary duties to the stockholders of the Company under applicable law and (2) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company's directors or the Special Committee, as the case may be, receive from such Person an executed confidentiality agreement with customary terms. The Company will promptly notify Parent after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement.

                                   ARTICLE VII

                        COVENANTS OF PARENT AND PURCHASER

            Parent and Purchaser agree that:

            SECTION 7.01. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, Parent and Purchaser will hold, and will use their reasonable efforts to cause their respective officers, directors, employees, accountants, lenders, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law (in which case only such portion of the relevant documents or information as is required to be disclosed following reasonable efforts to obtain confidential treatment thereof), all confidential documents and information concerning the Company and the Subsidiaries furnished to Parent or Purchaser in connection with the transactions contemplated by this Agreement, including, without limitation, the stockholder lists furnished by the Company pursuant to Section 1.02, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Parent or Purchaser, (ii) in the public domain through no fault of Parent or Purchaser or
(iii) later lawfully acquired by Parent or Purchaser from sources other than the Company; provided that Parent or Purchaser may disclose such information to its officers, directors, employees, accountants, counsel, consultants, lenders, advisors and agents solely in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Parent or Purchaser of the confidential nature of such information and are directed by Parent or Purchaser to treat such information confidentially. The obligation of Parent and Purchaser to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Parent and Purchaser will, and will use reasonable efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by Parent or Purchaser or on their behalf from the Company in connection with this Agreement that are subject to such confidence.

            SECTION 7.02. Obligations of Purchaser. Parent will take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

            SECTION 7.03. Voting of Shares. Each of Parent and Purchaser agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

            SECTION 7.04. Disclosure Documents. (a) The information with respect to Parent and its subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and
(ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof, at the time of any distribution thereof and at the time of the consummation of the Offer.

            (b) The Offer Documents, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not at the time of the filing thereof, at the time of any distribution thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided, that this Section 7.04(b) will not apply to statements or omissions in the

Offer Documents based upon information furnished to Parent or Purchaser in writing by the Company specifically for use therein.


                                  ARTICLE VIII

                         COVENANTS OF PARENT, PURCHASER
                                 AND THE COMPANY

            The parties hereto agree that:

            SECTION 8.01. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

            SECTION 8.02. Certain Filings. The Company, Parent and Purchaser shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, and (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

            SECTION 8.03. Public Announcements. Parent, Purchaser and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

            SECTION 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

            SECTION 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

                  (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Parent, Purchaser, the Company or any Subsidiary which relate to the consummation of the transactions contemplated by this Agreement.


            SECTION 8.06. Directors' and Officers' Indemnification and Insurance. (a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article Ten of the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect materially adversely the rights thereunder of individuals who at the Effective Time were directors or officers of the Company, with respect to any act or omission in their capacity as an officer or director of the Company occurring on or prior to the Effective Time, unless such modification shall be required by law.

            (b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director and officer of the Company (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or directly pertaining to any action or omission in their capacity as an officer or director of the Company occurring on or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, for a period of six years after the later of the Effective Time and the date hereof, in each case to the fullest extent permitted under applicable law (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable law, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances required under applicable law). In the event of any such claim, action, suit, proceeding or investigation,
(i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter. In the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim.

            (c) Parent shall maintain in effect for the benefit of the Indemnified Parties for six years after the Effective Time (or for such lesser period as can be purchased for a premium not exceeding 200% of the last intercompany allocation from Parent to the Company with respect to directors' and officers' insurance) the current directors' and officers' liability insurance policies maintained by the Company to cover acts and omissions of the Indemnified Parties occurring prior to the Effective Time; provided, that Parent may substitute therefor policies of substantially the same coverage containing substantially comparable terms and conditions with respect to matters occurring prior to the Effective Time.

            (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 8.06; provided, that nothing contained herein shall be deemed to impose any additional liability on the acquiror of assets of the Company pursuant to a transaction of the kind described in Schedule 6.01 attached hereto.

            (e) The Indemnified Parties are each intended third-party beneficiaries of the provisions of this Section 8.06, and may enforce this
Section 8.06 against the Company, the Surviving Corporation or Parent, as the case may be, as fully and effectively as if each were a party to this Agreement.

            SECTION 8.07. Form of Merger. Upon the request of Parent, the parties hereto agree to use reasonable efforts to change the form of the Merger from a reverse merger, pursuant to which Purchaser will be merged with and into the Company, with the Company being the Surviving Corporation, to a forward merger, pursuant to which the Company will be merged with and into Purchaser, with the Purchaser being the Surviving Corporation.

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

            SECTION 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the stockholders of the Company to the extent required by, and in accordance with,

            Delaware Law and the Certificate of Incorporation and Bylaws of the Company;

                  (b) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer;

                  (c) all actions by or in respect of or filings with any
            governmental body, agency, official, or authority required to permit the consummation of the Merger shall have been obtained or made; and

                  (d) no court, arbitrator or governmental body, agency or
            official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of the Company and the Subsidiaries after the Effective Time,

            SECTION 9.02. Conditions to the Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following further condition: the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time.


                                    ARTICLE X

                                   TERMINATION

            SECTION 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

                  (a) by mutual written consent of the Company and Parent, if such termination is also approved by a majority of the Independent Directors;

                  (b) by either the Company or Parent, if the Effective Time shall not have occurred on or before October 31, 1997; provided, however, that the right to terminate this Agreement under this
            Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                  (c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

                  (d) by Parent, if Purchaser shall have (i) terminated the
            Offer without having accepted any Shares for payment thereunder by reason of the failure to satisfy any condition set forth in Annex I hereto or (ii) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted directly from the failure of Parent or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Purchaser of any material representation or warranty of either of them contained in this Agreement;

                  (e) by the Company, upon approval of the Board of Directors of the Company and a majority of the Independent Directors, if Purchaser shall have (i) failed to commence the Offer within five business days following the date of the initial public announcement of the offer, (ii) terminated the Offer without having accepted any Shares for payment thereunder by reason of the failure to satisfy any condition set forth in Annex I hereto or (iii) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted directly from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in this Agreement or the material breach by the Company of any material representation or warranty of it contained in this Agreement; or

                  (f) by the Company, upon approval of the Board of Directors of the Company and a majority of the Independent Directors, if any representation or warranty of Parent and Purchaser in this Agreement shall not be true and correct in any material respect, as if such representation or warranty was made as of such time on or after the date of this Agreement; or Parent or Purchaser shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or Purchaser to be performed or complied with by it under this Agreement.

            SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in Sections 7.01, 11.01, 11.04 and 11.06 shall survive the termination hereof and (b) nothing herein shall relieve any party from liability for any breach hereof.


                                   ARTICLE XI

                                  MISCELLANEOUS

            SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties and the Special Committee at the following addresses (or at such other address as shall be specified in a notice given in accordance with this Section 11.01):

            if to Parent or Purchaser, to:

                  Anthem Insurance Companies, Inc.
                  120 Monument Circle
                  Indianapolis, Indiana 46204
                  Attn: Patrick M. Sheridan
                  Telecopy: (317) 488-6466

                  with a copy to:

                                 James H. Gross
                                 Vorys, Sater, Seymour and Pease
                                 52 East Gay Street
                                 Box 1008
                                 Columbus, Ohio 43216-1008
                                 Telecopy: (614) 464-6350
            if to the Company, to:

                  Acordia, Inc.
                  120 Monument Circle
                  Indianapolis, Indiana 46204
                  Attn: Frank C. Witthun
                  Telecopy: (317) 488-6542

                  with a copy to:   William W. Rosenblatt
                                    Jonathan L. Freedman
                                    Dewey Ballantine
                                    1301 Avenue of the Americas
                                    New York, New York 10019-6092
                                    Telecopy: (212) 259-6333

            if to the Special Committee, to:

                  John C. Crane
                  c/o Acordia, Inc.
                  120 Monument Circle
                  Indianapolis, Indiana 46204
                  Telecopy: (317) 488-6542

                  with a copy to:   William P. Ritchie
                                    Jones, Day, Reavis & Pogue
                                    77 West Wacker
                                    Chicago, Illinois 60601-1692
                                    Telecopy: (312) 782-8585

            SECTION 11.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement pursuant to Section 10.01, except that (a) the agreements and obligations set forth in Sections 7.01, 11.01, 11.04 and 11.06 shall survive any termination hereof and (b) the agreements and obligations set forth in Articles II and XI and Section 8.05 shall survive the Effective Time in accordance with their respective terms.

            SECTION 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended prior to the Effective Time if, and only if, such amendment is in writing and signed by the Company, Parent and Purchaser; provided, that after the approval and adoption of this Agreement by the stockholders of the Company, no such amendment shall be made which would reduce the amount or change the type of consideration in which each Share shall be converted upon consummation of the Merger, would impose conditions to the Merger other than those set forth in Sections 9.01 and 9.02 hereof or would otherwise amend or change


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
the terms and conditions of the Merger in a manner materially adverse to the holders of the Shares (other than the Purchaser, Parent and Parent's other subsidiaries); provided, further, that any amendment shall be approved by a majority of the Independent Directors.

            (b) At any time prior to the Effective Time, any party hereto may
(i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in any representation or warranty contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby and, in the case of any extension or waiver by which the Company is to be bound, only if approved by a majority of the Independent Directors.

            (c) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            SECTION 11.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

            SECTION 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Purchaser may transfer or assign, in whole or from time to time in part, to one or more of its subsidiaries, the right to purchase Shares pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

            SECTION 11.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware.

            SECTION 11.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                            [Signature page follows.]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    ACORDIA, INC.



                                    By:/s/ Frank C. Witthun
                                       -----------------------------------
                                       Name:  Frank C. Witthun
                                       Title: President and Chief Executive
                                              Officer



                                    ANTHEM INSURANCE COMPANIES, INC.



                                    By: /s/ L. Ben Lytle
                                       ------------------------------------
                                       Name:  L. Ben Lytle
                                       Title: President and Chief Executive
                                              Officer

                                    AICI ACQUISITION CORP.



                                    By: /s/ L. Ben Lytle
                                       ------------------------------------
                                       Name: L. Ben Lytle
                                       Title: President

                                                                         ANNEX I


            Notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, to pay for any Shares tendered pursuant to the Offer and, in its good faith discretion, may amend or terminate the Offer, to the extent provided in this Agreement, unless the Minimum Tender Condition shall have been satisfied or waived in accordance with the terms hereof. Furthermore, notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and, in its good faith discretion, may terminate or amend the Offer, to the extent provided in this Agreement, if, at any time on or after the date of this Agreement, and before the acceptance of such Shares for payment or, subject to any applicable rules and regulations of the SEC, the payment therefor, any of the following conditions exists:

            (a) an order shall have been entered in any action or proceeding before any federal or state court or governmental agency or other regulatory body or a permanent injunction by any federal or state court of competent jurisdiction in the United States shall have been issued and remain in effect
(i) making illegal the purchase of, or payment for, any Shares by Purchaser, Parent or any of Parent's other subsidiaries; (ii) otherwise preventing the consummation of the Offer or the Merger; or (iii) imposing limitations on the ability of Purchaser, Parent or any of Parent's other subsidiaries to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer on all matters properly presented to the Company's stockholders, which would effect a material diminution in the value of the Shares acquired by Purchaser;

            (b) there shall have been any federal or state statute, rule or regulation enacted, enforced, promulgated, amended or made applicable to the Company, Purchaser, Parent or any other affiliate of Parent or the Company on or after the date of the Offer by any governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a "Governmental Entity") that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iii) of paragraph
(a) above;

            (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States from that existing at the close of business on the date of this Agreement, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that, in the reasonable judgment of the Purchaser, is reasonably likely to materially adversely affect, the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing situations described in clauses (i) through (v) of this paragraph (d) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

            (d) any approval, permit, authorization, favorable review or consent of any Governmental Entity, including, but not limited to, the Indiana Insurance Commissioner, shall not have been obtained;

            (e) the Purchaser shall have reached an agreement or understanding with the Company, including with a majority of the Independent Directors, providing for termination of the Offer;

            (f) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Agreement, or any of the representations and warranties of the Company set forth in the Agreement shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time; or

            (g) this Agreement shall have been terminated in accordance with its terms; or

            (h) the Board of Directors of the Company shall have withdrawn, or materially modified or amended in a manner materially adverse to Parent or Purchaser, its approval or recommendation of the Offer or the Merger;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Purchaser, Parent or any of Parent's other subsidiaries) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.


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